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                                                                    EXHIBIT 99.1

                     VITALSTREAM ANNOUNCES ITS AGREEMENT TO
                  ACQUIRE CERTAIN ASSETS OF EPOCH NETWORKS INC.

     Acquisition Positions VitalStream Among Top Digital Broadcast Providers
          with Telco-Grade Data Center and Expanded Customer Base that
                     Significantly Increases Company Revenue

IRVINE, CALIF., NOVEMBER 4, 2002 - VitalStream Holdings, Inc. (VitalStream) (OTC: VSTH), a worldwide leader in digital broadcasting solutions, announced today that it has entered into a definitive agreement to acquire certain assets of Epoch Networks Inc. and Epoch Hosting Inc. (collectively "Epoch"). The acquisition is part of VitalStream's strategic business plan to expand the company's Content Delivery Network (CDN) and customer-base. In the transaction, VitalStream is acquiring Epoch's interest in a Telco-grade data center located in Los Angeles and over 1,000 customers.

To expand its rapidly growing CDN, VitalStream has been seeking additional data center resources in the Los Angeles media corridor. By acquiring Epoch's Los Angeles data center, VitalStream will provide its customers with a Telco-grade data center in the heart of Los Angeles. The modern facility, to be re-branded as the "VitalStream Broadcasting Center," is equipped with raised floors, HVAC temperature control systems, N+1 redundant UPS and power generation systems and seismically braced racks. Advanced 24x7 security features include secured access with motion sensors, video camera surveillance and armed security guard staff.

VitalStream will be further upgrading the facility with advanced digital broadcasting capabilities including a new live event encoding studio with satellite uplinks to enable high-quality broadcasting of remote events. Due to its close proximity to a major Internet hub with access to most major backbones, the broadcasting center offers extensive bandwidth in order to reliably broadcast media events to large worldwide audiences.

"The addition of this new facility to VitalStream's CDN is part of our ongoing commitment to provide our customers with a high-performance, scalable network architecture that will deliver their media with optimum quality and efficiency," said Paul Summers, VitalStream's Chief Executive Officer.

With the acquisition, VitalStream welcomes over 1,000 new clients. VitalStream believes that there is significant opportunity to improve the effectiveness of the online presence for this new customer base by providing upgrades for its advanced digital broadcasting services. The addition of these new customers will add significant monthly recurring revenue to the combined company, which VitalStream projects would increase the run rate of the company to over $7.5 million in annualized revenue. The successful completion of the asset purchase will significantly accelerate VitalStream's progress toward EBITDA positive. (VitalStream's statement of operations will, however, continue to reflect a net loss from operations).

Simultaneously, Dolphin Equity Partners, a leading investor in communications companies, both in the U.S. and abroad, will be making a $1.1 million dollar investment in VitalStream, rounding out their investor support.

As consideration for the assets it is acquiring from Epoch, VitalStream is issuing to Epoch Hosting Inc. a number of shares of VitalStream common stock equal to 16.5% of the outstanding shares of VitalStream immediately prior to closing and $250,000 in cash. The acquisition agreement also requires the issuance of additional shares in order to maintain the 16.5% ownership ratio if VitalStream issues additional shares to the former holders of VitalStream Inc. under the earnout provisions of its agreement and plan of merger with VitalStream Inc. The shares issued in the

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transaction will be "restricted securities," as defined in Rule 144 promulgated under the Securities Act of 1933. A number of factors were used to determine consideration for this transaction.

First and foremost, VitalStream assigned a value on having access to the data center in Los Angeles instead of having to build a new data center or expanding its current data center in Irvine, California. Consideration was also given for the over 1,000 subscribers currently using services from Epoch Hosting. These customers are expected to account for approximately $250,000 in monthly recurring revenue. Consideration was also derived from the purchase of additional assets including equipment, software licenses, and a $200,000 letter-of-credit.

Consummation of the transaction is subject to satisfaction of certain conditions precedent, including Epoch's delivery of audited financial statements with respect to the acquired business. The transaction is expected to close in the fourth quarter of 2002.

ABOUT VITALSTREAM, INC.
VitalStream, Inc., a wholly-owned subsidiary of VitalStream Holdings, Inc. (OTC:
VSTH) is a leading provider of products and services that enable the digital broadcast of audio and video content and other communications via the Internet. VitalStream provides audio and video streaming, Web conferencing, advanced media hosting, payment processing, and consulting services. The company's unique mix of services and technology enable businesses to leverage the global reach of the Internet to distribute their media content to targeted audiences worldwide. For more information regarding VitalStream, Inc., call 800-254-7554 or visit the company's website at www.vitalstream.com.

FORWARD LOOKING STATEMENTS
THIS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS AS WELL AS HISTORICAL INFORMATION. FORWARD-LOOKING STATEMENTS, WHICH ARE INCLUDED IN ACCORDANCE WITH THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, MAY INVOLVE KNOWN OR UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS AND PERFORMANCE IN FUTURE PERIODS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS OR PERFORMANCE SUGGESTED BY THE FORWARD-LOOKING STATEMENTS IN THIS RELEASE. SUCH RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION, THE RISK THAT THE ACQUISITION DESCRIBED IN THIS RELEASE MAY FAIL TO BE CONSUMMATED, THAT CLIENTS EXPECTED TO GENERATE ADDITIONAL REVENUES FOR VITALSTREAM MAY TERMINATE THEIR CUSTOMER AGREEMENTS AS A RESULT OF THE ACQUISITION, LEADING TO LOWER-THAN-PROJECTED REVENUES, THAT, EXPENSES ASSOCIATED WITH THE ACQUISITION MAY EXCEED FORECASTS, AND THAT COSTS ASSOCIATED WITH THE COMPANY'S POST-ACQUISITION PROJECTIONS MAY EXCEED ASSOCIATED REVENUES AND PREVENT THE COMPANY FROM ACHIEVING POSITIVE EBITDA. SUCH FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS FOUND HEREIN TO REFLECT ANY CHANGES IN COMPANY EXPECTATIONS OR RESULTS OR ANY CHANGE IN EVENTS.

CONTACT:      Anna-Marie Claassen / Kerry Fedro
              Lages & Associates
              (949) 453-8080
              anna-marie@lages.com or kerry@lages.com